Exhibit 3.1

STONERIDGE, INC.
AMENDMENT TO THE
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
RESOLVED, that the Articles be, and hereby are, amended by deleting Article Second in its entirety and replacing it as follows:
SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is in Lexington, Richland County.